Exhibit 10.8

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (the “Agreement”), is made and entered into as of this 15th day of July 2016 and effective as of July 1, 2016 (the “Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and Seth Rudnick, MD (“Board Member”). This Agreement replaces that certain Director Agreement, effective July 1, 2014, by and between the Company and the Board Member, which expired by its terms on June 30, 2016.

1.    APPOINTMENT; DUTIES. The Company hereby retains Board Member to, and Board Member hereby agrees to, serve as a member of and Chairman of the Company’s Board of Directors (the “Board”), subject to any required Board and/or security holder approval. As a member and Chairman of the Board, Board Member will be expected to (i) attend any meetings of the Board; (ii) lead Board meetings and conference calls; (iii) provide guidance and advice to the Company on matters and developments potentially relevant to the Company’s business and areas of research and development and otherwise as either the Company or Board Member considers appropriate; (iv) develop, review and comment on the Company’s strategies for research and development, product definition, regulatory approvals, business development and marketing, partnering, fund raising as well as its related presentations and materials; (v) provide consulting services to the Company at its request, including a reasonable amount of informal consultation in person, over the telephone, by email, or otherwise as requested by the Company, at times reasonably convenient to Board Member; and (vi) with the Company’s approval in each instance, make introductions to individuals and corporations that might be of assistance to the Company.

2.    TERM. The term of Board Member’s appointment and services under this Agreement will commence as of the Effective Date and will continue through June 30, 2018 (the “Term”). Notwithstanding the foregoing, either Board Member or the Company may terminate this Agreement at any time by providing the other at least thirty (30) days prior written notice, or as may be otherwise provided by Section 8 of this Agreement. Upon termination of this Agreement by either party for any reason, or upon expiration of the Term, Board Member will resign his position as a director of the Company, as Chairman of the Board and as a member of any Board committees.

3.    COMPENSATION.

(a)    STOCK OPTIONS. In consideration for service under this Agreement, Board Member has previously been granted a non-statutory stock option to purchase 175,000 shares of common stock of the Company (the “Option Shares”) pursuant to and subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan (the “Plan”), with an exercise price of $1.39 per Option Share, and with One-Twenty-Fourth (1/24th) of the Option Shares vesting on July 31, 2016, and One-Twenty-Fourth (1/24th) of the Option Shares vesting on the last day of each month thereafter during the term of this Agreement until fully vested, provided that Board Member continues to provide services to the Company under this Agreement as of any such vesting date. Notwithstanding anything to the contrary in the Plan or in the stock option agreement relating to the Option Shares, in the event of Board Member’s continued service to the Company in another capacity following the termination of his directorship pursuant to this Agreement, the exercise period for all of Board Member’s vested Option Shares as of the date of termination will be extended for the period of continued service by Board Member to the Company in another capacity.

(b)    EXPENSE REIMBURSEMENT. Board Member will be reimbursed for reasonable travel and other out-of-pocket expenses incurred by Board Member in connection with the services provided by Board Member under this Agreement, provided that (i) Board Member provides receipts and other reasonable documentation as requested by the Company and (ii) Board Member provides a written report of his expenses on a quarterly basis to the Chair of the Company’s Compensation Committee for review. Board Member will also be expected to abide by any travel and/or out-of-pocket expense guidelines that are provided to him by the Company. Subject to this Section 3(b), in the event Board Member’s air travel plans require Board Member to take a flight over three (3) hours in duration, the Company agrees to permit reimbursement for first-class air travel for that flight, to the extent it is reasonably available.

4.    RETURN OF PROPERTY. Upon the termination of Board Member’s directorship with the Company for any reason, Board Member will return to the Company all personal property belonging to the Company that is in Board Member’s possession or control as of the date of such termination, including, without limitation, all Confidential Information (as defined below) and any documents related thereto; provided that, in the event of Board Member’s continued service to the Company in another capacity following the termination of his directorship pursuant to this Agreement, Board Member shall be permitted to retain any such property to the extent it is necessary to fulfill Board Member’s obligations to the Company in such other capacity, subject to the terms and conditions governing such continued service to the Company. Such Company property will be returned in the same condition as when provided to Board Member, reasonable wear and tear excepted.

5.    CONFIDENTIALITY. Board Member shall keep in strict confidence and shall not disclose or make available to third parties any information, technical data, know-how or documents relating to (i) Board Member’s services under this Agreement or (ii) the research, developments, inventions, processes, trade secrets, data, techniques, designs, drawings, products, product plans, services, customers, marketing, software, finances, business methods, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of Board Member’s own) (collectively, “Confidential Information”), except with the prior written consent of the Company, and Board Member shall only use Confidential Information as necessary to perform services on behalf of the Company under this Agreement or any other agreement pursuant to which Board Member is providing services on behalf of the Company. Board Member’s obligations under this Section 5 shall survive termination or expiration of this Agreement for a period of three (3) years from the date of termination. Notwithstanding the foregoing, any trade secrets of the Company will be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act and any other applicable law, and the protections provided for in this Section 5 will remain in effect indefinitely as to Confidential Information that is a trade secret (as defined by statute and common law).

6.    INTELLECTUAL PROPERTY. Board Member shall promptly disclose and hereby transfers and assigns to the Company all right, title and interest in and to all techniques, methods, processes, software, documents, formulae, improvements, inventions and discoveries

(and any patents issuing thereon) made or conceived or reduced to practice by Board Member, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company, during the period of this Agreement, and all intellectual property rights related to any of the foregoing (collectively “Inventions”). Board Member shall not publish any such Invention without the Company’s prior written consent. When requested by the Company, Board Member will make available to the Company all papers, notes, drawings, data and other information relating to any such Inventions. Board Member will promptly sign any documents (including U.S. and foreign copyright, trademark and patent assignments) requested by the Company related to the above assignment of rights and such Inventions and will cooperate with the Company at the Company’s request and expense in preparation and prosecution of any U.S. or foreign copyright, trademark or patent applications related to such rights and Inventions. Board Member’s obligations under this Section 6 shall survive termination or expiration of this Agreement for the period of three (3) years from the date of termination. The obligations of Board Member under this Section 6 will not apply to a particular circumstance to the extent such obligations are unenforceable in such circumstance pursuant to the provisions of North Carolina General Statute Section 66-57.1 et seq. (as amended from time to time), provided that the obligations of Board Member under Section 6 will continue to be binding upon Board Member in all other circumstances. Board Member will bear the burden of proof in establishing the applicability of such statute to a particular circumstance.

7.    ENFORCEMENT. Board Member acknowledges and agrees that the Company will suffer irreparable harm in the event that Board Member breaches any of Board Member’s obligations under Sections 4, 5 or 6 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Board Member agrees that, in the event of a breach by Board Member of any of Board Member’s obligations under Sections 4, 5 or 6 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Company will be entitled to recover its costs incurred in connection with any action to enforce Sections 4, 5 or 6 of this Agreement, including reasonable attorneys’ fees and expenses, to the maximum extent permitted by law.

8.    NOTICE OF OUTSIDE ACTIVITIES. Board Member acknowledges that the services to be performed for the Company hereunder are essential to the Company and, therefore, during the Term hereof, Board Member will provide prior written notice to the Company of any consulting projects for or outside employment with companies whose business would be, “Directly Competitive” with the business of the Company. Following its receipt of such notification, the Company may terminate this Agreement at any time effective immediately. “Directly Competitive” shall mean companies that engage in the research and development and/or sale of selective CDK4/6 inhibitors. The Company acknowledges Board Member’s commitments to Liquidia (and any of its derivative companies), Aralez Pharmaceuticals, Square l Bank, Emory’s DRIVE Enterprise, Meryx and Abyrx are not directly competitive to this Company.

9.    INDEPENDENT CONTRACTOR. Board Member’s relationship with the Company shall be that of an independent contractor and Board Member will not be considered an employee of the Company. Board Member will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Board Member for any taxes or other withholding obligations, which shall be Board Member’s responsibility. Board Member shall not have authority to enter into contracts that bind the Company or create obligations on the part of the Company without the express, prior authorization of the Company.

10.    NOTICES. Any notice required to be given hereunder will be sufficient if in writing and hand delivered or sent by mail, return receipt requested, postage prepaid, in the case of Board Member, to his address shown on the Company’s records, and in the case of the Company, to 79 TW Alexander Drive, 4401 Research Commons, Suite 105, Research Triangle Park, North Carolina 27709, or to such other addresses as either party shall specify to the other.

11.    WAIVER. No waiver of any provision of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

12.    GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Agreement or Board Member’s directorship with the Company will be brought exclusively in any state or federal court in Orange County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Board Member’s directorship with the Company in any other court.

13    BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Board Member may not assign any of his rights or delegate any of his duties under this Agreement.

14.    ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Company and Board Member with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect. No change or modification hereof will be valid or binding unless the same is in writing and signed by the parties hereto.

15.    CAPTIONS; RULE OF CONSTRUCTION. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement. The terms and provisions of this Agreement will not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

16.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

17.    SEVERABILITY. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

18.    SURVIVAL. The terms of Sections 4 through 7 and 9 through 18 will survive the termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

G1 THERAPEUTICS, INC:

By:	/s/ Mark Velleca
Name:	Mark Velleca, MD, PhD
Title:	Chief Executive Officer

BOARD MEMBER:

/s/ Seth Rudnick
Seth Rudnick, MD

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